IAT GROUP, INC.
c/o Suma Fruit International Inc.
800 Douglas Entrance, Suite 940
Coral Gables, FL 33134

August 29, 1997

Fresh Del Monte Produce Inc.
Offices of Caledonian Bank & Trust Limited, Ground Floor
Caledonian House, Mary Street, P.O. Box 1043
George Town, Grand Cayman

Ladies and Gentlemen:

To facilitate the initial public offering by Fresh Del Monte Produce Inc. and our subsidiary, FG Holdings Limited, of Class A Ordinary Shares of Fresh Del Monte Produce Inc., we wish to set forth our understanding as to the relationship between us in respect of competition in, and acquisitions relating to, the fresh fruit, fresh vegetables and fresh produce business.

1. (a) During the term of this letter agreement, we agree, and agree to use our best efforts to cause our Affiliates (as defined below), not to compete, directly or indirectly, with Fresh Del Monte Produce Inc., its subsidiaries, and its down stream affiliates (collectively, the "Company") in the sale, marketing, production, distribution, or transportation of any fresh fruit, fresh vegetables or fresh produce product being sold by the Company as of the date on which Fresh Del Monte Produce Inc.'s initial public offering is declared effective (the "Protected Produce") by the U.S. Securities and Exchange Commission (the "Commencement Date") in the respective markets in which the Company is selling such product as of that Date (the "Protected Markets"), but nothing herein will prevent us or any of our Affiliates (collectively, "IAT Group Members") from (i) pursuing an Acquisition Opportunity (as defined below) after complying with the provisions of paragraph 2 or (ii) selling, marketing, producing, distributing, or transporting any fresh fruit, fresh vegetables or fresh produce product in the respective markets in which such IAT Group Member is selling such product as of the Commencement Date.

(b) In this letter agreement, (i) "Affiliates" includes any person, corporation, partnership or other legal entity that, directly or indirectly, controls, is controlled by, or is under common control with, IAT Group Inc. (other than the Company) and further includes Mohammad Abu-Ghazaleh, Mr. Abu-Ghazaleh's immediate family members, including his father, mother, spouse and children, the spouses of his children, his siblings and their spouses and children, and (ii) "Acquisition Opportunity" means the opportunity to:

(x) acquire, whether through purchase, merger or otherwise, control of a corporation, partnership or other legal entity or a division or business thereof that engages in the transportation, production, processing, ripening, sale, distribution, or marketing of any fresh fruit, fresh vegetables, or fresh produce product;

(y) obtain a controlling interest in a joint venture arrangement that engages in the transportation, production, processing, ripening, sale, distribution, or marketing of any fresh fruit, fresh vegetables, or fresh produce product; or

(z) contract with any business entity that engages in the transportation, production, processing, ripening, sale, distribution or marketing of Protected Produce in the Protected Markets;

Provided, in any case, it shall exclude the acquisition of all or part of an IAT Group Member by one or more other IAT Group Members and joint venture arrangements and contracts solely between or among IAT Group Members.

2. (a) During the term of this letter agreement, we agree, and agree to use our best efforts to cause any other IAT Group Member, to refer to the Company any Acquisition Opportunity which comes to the attention of or becomes available to such IAT Group Member, without payment or other consideration therefor other than the reimbursement of out-of-pocket expenses actually and reasonably expended in connection with the preservation of such opportunity for the Company's benefit. In addition, we agree, and agree to use our best efforts to cause any other IAT Group Member, to offer to the Company, in preference and priority to any other party, on a first refusal basis any Acquisition Opportunity that an IAT Group Member wishes to pursue. Upon an Acquisition Opportunity coming to the attention of or becoming available to an IAT Group Member, we agree or, as the case may be, we agree to use our best efforts to cause such IAT Group Member promptly to give written notice thereof tothe Company, describing the Acquisition Opportunity. The Company shall have the right for a period of thirty (30) calendar days after receipt of such notice to accept or decline to pursue the Acquisition Opportunity by written notice to us.

(b) If the Company elects to pursue the Acquisition Opportunity by giving written notice to us within such thirty (30) calendar day period, we agree or, as the case may be, we agree to use our best efforts to cause such IAT Group Member, not to pursue the Acquisition Opportunity during the pendency of the Company's negotiations relating thereto. If the Company does not elect to pursue the Acquisition Opportunity by giving written notice to us within such thirty (30) calendar day period or, if the Company ceases negotiations relating thereto, any IAT Group Member may pursue the Acquisition Opportunity. The Company agrees promptly to notify us in writing if it ceases negotiations relating to the Acquisition Opportunity.

3. The term of this letter agreement will commence on the Commencement Date and will continue until the later to occur of (a) ten (10) years from the Commencement Date or (b) such time as (x) IAT Group Members beneficially own

less than 25% of the issued and outstanding voting shares of Fresh Del Monte Produce Inc. or (y) we no longer directly or indirectly, control, or are under common control with, the Company.

4. This letter agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto. This letter agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original. No amendment, modification or waiver will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties. This letter agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. Neither this letter agreement nor any interest or obligation in or under this letter agreement may be assigned by either party without the prior written consent of the other party. In the event any one or more of the provisions contained in this letter agreement should be held invalid, illegal or unenforceable in any respect under the law of any jurisdiction, the validity, legality and enforceability of the remaining provisions under the law of such jurisdiction, and the validity, legality and enforceability of such and any other provisions under the law of any other jurisdiction, shall not in any way be affected or impaired thereby. If any provision, or part thereof, of paragraph one (1) above is held to be unenforceable because of the duration thereof or the area covered thereby, the Company and we agree that the arbitration tribunal or court making the determination shall have the power to reduce the duration or area of such provisions, and in its reduced form, such provision shall then be enforceable and enforced.

Very truly yours,

IAT GROUP INC.

By: ______________________

Name: Mohammad Abu-Ghazaleh

Title: Chairman and Chief Executive Officer

Upon your acceptance hereof, this letter agreement shall constitute a valid and binding contract between us governed by New York law.

Confirmed and agreed to as of the date first above written.

FRESH DEL MONTE PRODUCE INC.

By: ______________________
Name: Hani El-Naffy
Title: President and Chief Operating Officer